Exhibit 99.1

Lending Club Reports Third Quarter 2016 Results
Revenues Up 10% Quarter-Over-Quarter to $113 Million

SAN FRANCISCO – November 7, 2016 – Lending Club (NYSE: LC), the world’s largest online marketplace connecting borrowers and investors, today announced financial results for the third quarter ended September 30, 2016 and established guidance for the fourth quarter.

	Three Months Ended			Nine Months Ended September 30,
($ in millions)	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
Originations	$1,972.0	$1,955.4	$2,235.6	$6,677.5	$5,782.5
Operating Revenue	$112.6	$102.4	$115.1	$366.3	$292.2
Net Income / (Loss) (1)	$(36.5)	$(81.4)	$1.0	$(113.7)	$(9.6)
Adjusted EBITDA (2)	$(11.1)	$(30.1)	$21.2	$(16.0)	$45.2

(1)	Includes $1.7 million of goodwill impairment in the quarter ended September 30, 2016 and $37.1 million year to date in 2016.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

“I am very pleased with our performance in the third quarter. We actively reengaged with investors of all types to deliver on our plan and enable $2 billion in loan originations,” said Lending Club’s President and CEO, Scott Sanborn. “While we've made incredible progress, there is still work to be done. In the months ahead we are focused on increasing the diversity and resiliency of our funding mix, realigning our resources, and regaining our operating rhythm. Today's results, along with our new executive team, and the return of banks to our platform, give me confidence as we begin our planning for 2017.”

Third Quarter 2016 Financial Highlights

Originations – Loan originations in the third quarter of 2016 were $1.97 billion, up 1% compared to the $1.96 billion we reported in the second quarter of 2016, but down 12% compared to $2.24 billion in the same quarter last year. Lending Club has now facilitated nearly $23 billion in loans since our inception and as of the end of September 2016 manages a servicing portfolio of nearly $10.9 billion, up 42% compared to the $7.7 billion at the end of the same period last year.

Operating Revenue – Operating revenue in the third quarter of 2016 was $112.6 million, up 10% quarter over quarter and down 2% compared to the same period last year. Included in the third quarter revenue was approximately $11 million of cash incentives for the months of July and August recorded as contra-revenue. The company did not offer any cash incentives in September.

Net Loss – GAAP net loss was $(36.5) million for the third quarter of 2016, an improvement vs. the net loss of $(81.4) million reported in the second quarter of 2016, but down compared to net income of $1.0 million in the same quarter last year. The results for the third quarter of 2016 were negatively affected by approximately $11 million in incentives paid to investors, and approximately $20 million of unusual expenses from events related to our board review disclosures earlier this year, retention expenses and incremental legal, audit and other professional fees.

Adjusted EBITDA (3) – Adjusted EBITDA was $(11.1) million in the third quarter of 2016, compared to $(30.1) million in the second quarter of 2016, and $21.2 million in the same quarter last year. The losses were largely driven by the items listed above. As a percent of operating revenue, Adjusted EBITDA margin decreased to (9.9)% in the third quarter of 2016, down from 18.4% in the same quarter last year.

Earnings Per Share (EPS) – Basic and diluted EPS was $(0.09) for the third quarter of 2016, compared to basic and diluted EPS of $(0.21) in the second quarter of 2016 and $0.00 in the same quarter last year.

Adjusted EPS (3) – Adjusted EPS was $(0.04) for the third quarter of 2016, compared to adjusted EPS of $(0.09) in the second quarter of 2016 and $0.04 in the same quarter last year.

Cash, Cash Equivalents and Securities Available for Sale – As of September 30, 2016, cash, cash equivalents and securities available for sale totaled $800 million, with no outstanding debt.

Recent Business Developments

•
Secured a $1.3 billion platform purchase program in October of 2016 with Credigy, a subsidiary of the National Bank of Canada, to increase funding visibility and stability; a useful addition to Lending Club’s capital diversification strategy;

•
Launched Auto Refinance product in October of 2016, a new large consumer category that enables Lending Club to enter a market that targets the $283 billion of used auto loans annually; the product enables consumers to get a better rate on car loans through a fast, user-friendly online application, while providing attractive risk adjusted returns to investors;

•
Lending Club's borrower base increased to over 1.7 million individuals and the company expanded its retail investor base to over 142,000 self-managed active individual investors who collectively invested over $273 million in the third quarter;

•
Lending Club signed an exclusive partnership with United Airlines’ highly-developed customer loyalty program, offering MileagePlus members airline mile rewards for personal loans, auto loans, and retail investment dollars;

•	Lending Club's servicing portfolio reached $10.9 billion at the end of September 2016, delivering $1.7 billion of principal and interest payments to investors throughout the quarter;

“We entered September without the need for investor incentives and delivered solid sequential revenue growth and margin improvement,” said Tom Casey, CFO. “While expenses remain elevated, we are heading into the fourth quarter with improving fundamentals and increasing confidence, and a plan to put the company on a path to long term growth and margin expansion.”

Outlook
Based on the information available as of November 7, 2016, Lending Club provides the following outlook for the fourth quarter of 2016:

Fourth Quarter 2016
Operating Revenue in the range of $116 million to $123 million.
Net Income / (Loss) in the range of $(48) million to $(38) million.
Adjusted EBITDA(2) in the range of $(15) million to $(5) million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $25 million, depreciation and amortization of approximately $7 million, and other net adjustments of approximately $1 million.

(3) Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion below under the heading "Non-GAAP Measures" and the reconciliations at the end of this release.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners.

Conference Call and Webcast Information

The Lending Club third quarter 2016 webcast and teleconference is scheduled to begin at 5:00 a.m. Pacific Time on Monday, November 7, 2016. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (877) 283-8977, or outside the U.S. +1 (412) 542-4157, with conference ID 9401723, ten minutes prior to 5:00 a.m. Pacific Time (or 8:00 a.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on November 7, 2016, until November 14, 2016, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10094646.

Contacts

For Investors:
James Samford
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining new revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of depreciation and amortization in our asset base, other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). We believe adjusted EPS is a useful measure used by investors and analysts in our sector because the exclusion of non-cash items like stock based compensation and amortization of intangibles is a customary adjustment, and such expenses can vary significant due to many factors unrelated to the business. We believe servicing and management fee revenue associated with the servicing portfolio, excluding fair market value accounting adjustments is a useful because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements. We believe that the fair value adjustments to the servicing assets and liabilities is less useful in particular because the Company does not trade or transfer such servicing assets or liabilities.

There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of recent management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenue:
Transaction fees	$100,813	$100,420	$321,926	$258,553
Servicing fees	16,513	8,999	45,058	20,870
Management fees	1,964	2,900	8,562	7,663
Other revenue (expense)	(6,681)	2,743	(9,281)	5,140
Total operating revenue	112,609	115,062	366,265	292,226
Net interest income and fair value adjustments	1,947	1,214	4,025	2,199
Total net revenue	114,556	116,276	370,290	294,425
Operating expenses: (1)(2)
Sales and marketing	44,901	44,018	161,213	117,989
Origination and servicing	16,332	16,732	56,464	43,639
Engineering and product development	29,428	21,063	82,835	53,175
Other general and administrative	58,940	32,280	150,432	86,937
Goodwill impairment	1,650	—	37,050	—
Total operating expenses	151,251	114,093	487,994	301,740
Income (loss) before income tax expense	(36,695)	2,183	(117,704)	(7,315)
Income tax (benefit) expense	(209)	1,233	(4,004)	2,249
Net income (loss)	$(36,486)	$950	$(113,700)	$(9,564)
Net income (loss) per share:
Basic	$(0.09)	$—	$(0.30)	$(0.03)
Diluted	$(0.09)	$—	$(0.30)	$(0.03)
Weighted-average common shares – Basic	391,453,316	375,982,120	385,037,334	373,605,274
Weighted-average common shares – Diluted	391,453,316	401,934,880	385,037,334	373,605,274

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015(2)	2016	2015(2)
Sales and marketing	$1,699	$2,283	$5,016	$5,504
Origination and servicing	1,013	662	2,722	1,987
Engineering and product development	4,931	3,145	13,134	7,886
Other general and administrative	10,279	7,389	25,518	22,181
Total stock-based compensation expense	$17,922	$13,479	$46,390	$37,558

(2)
In the fourth quarter of 2015, the Company disaggregated the expense previously reported as “General and administrative” into “Engineering and product development” and “Other general and administrative” expense. Additionally, the Company reclassified certain operating expenses between “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense to align such classification and presentation with how the Company currently manages the operations and these expenses. These changes had no impact to “Total operating expenses.” Prior period amounts have been reclassified to conform to the current period presentation.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						September 30, 2016
	Three Months Ended					% Change
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$2,236	$2,579	$2,750	$1,955	$1,972	1%	(12)%
Operating revenue	$115,062	$134,471	$151,265	$102,391	$112,609	10%	(2)%
Net income (loss)	$950	$4,569	$4,137	$(81,351)	$(36,486)	(55)%	N/M
Contribution (1)(2)	$57,257	$65,732	$68,142	$34,096	$54,088	59%	(6)%
Contribution margin (1)(2)	49.8%	48.9%	45.0%	33.3%	48.0%	N/M	N/M
Adjusted EBITDA (1)	$21,157	$24,556	$25,228	$(30,116)	$(11,147)	(63)%	N/M
Adjusted EBITDA margin (1)	18.4%	18.3%	16.7%	(29.4)%	(9.9)%	N/M	N/M
EPS - diluted	$—	$0.01	$0.01	$(0.21)	$(0.09)	(57)%	N/M
Adjusted EPS - diluted (1)	$0.04	$0.05	$0.05	$(0.09)	$(0.04)	(56)%	N/M
Originations by Investor Type: (3)
Managed accounts	36%	38%	30%	35%	55%
Self-managed, individuals	15%	13%	15%	17%	14%
Banks	26%	23%	34%	28%	13%
Other institutional investors	23%	26%	21%	20%	18%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	76%	77%	76%	74%	71%
Personal loans - custom program	15%	16%	17%	15%	18%
Other - custom program (4)	9%	7%	7%	11%	11%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,458	$1,573	$1,732	$1,816	$1,818	—%	25%
Certificates	2,692	3,105	3,177	2,914	2,840	(3)%	5%
Whole loans sold	3,548	4,289	5,269	5,981	6,242	4%	76%
Other (5)	—	3	24	36	34	(6)%	N/M
Total	$7,698	$8,970	$10,202	$10,747	$10,934	2%	42%
Employees and contractors (6)	1,305	1,382	1,545	1,499	1,464
Notes:
N/M Not meaningful.

(1)	Represents a Non-GAAP measure. See Reconciliation of GAAP to Non-GAAP measures.

(2)	Prior period amounts have been reclassified to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(3)
Beginning in the second quarter of 2016, percentages incorporate total originations originated on the platform, whereas, prior period disclosures included only standard program loan originations. Prior period percentages have been reclassified to conform to the current period presentation.

(4)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.

(5)	Includes loans invested in by the Company for which there were no associated notes or certificates.
(6)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						September 30, 2016
	Three Months Ended					% Change
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	Q/Q	Y/Y
Select Balance Sheet Information (in millions, at end of period):
Cash and cash equivalents	$579	$624	$584	$573	$521	(9)%	(10)%
Securities available for sale	$339	$297	$284	$259	$279	8%	(18)%
Total	$918	$921	$868	$832	$800

Loans	$4,069	$4,556	$4,716	$4,408	$4,412	—%	8%
Notes and certificates	$4,095	$4,572	$4,713	$4,416	$4,420	—%	8%

Total assets	$5,360	$5,794	$5,948	$5,622	$5,608	—%	5%

Total stockholders' equity	$1,016	$1,042	$1,050	$988	$977	(1)%	(4)%

Select Cash Flow Information:
Net cash flows from operating activities	$31,577	$21,391	$9,941	$(11,131)	$(6,556)

Cash flow related to loans	(504,065)	(591,626)	(325,475)	103,063	(30,328)
Other	(53,427)	105,844	(30,522)	(13,994)	(43,638)
Net cash flows from investing activities	(557,492)	(485,782)	(355,997)	89,069	(73,966)

Cash flow related to notes and certificates	507,870	580,602	322,212	(108,168)	30,053
Other	106,785	(71,886)	(15,845)	19,314	(1,690)
Net cash flows from financing activities	614,655	508,716	306,367	(88,854)	28,363
Net change in cash and cash equivalents	$88,740	$44,325	$(39,689)	$(10,916)	$(52,159)

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

						Nine Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2015	September 30, 2016
Contribution reconciliation:
Net income (loss)	$950	$4,569	$4,137	$(81,351)	$(36,486)	$(9,564)	$(113,700)
Net interest income and fair value adjustments	(1,214)	(1,047)	(1,029)	(1,049)	(1,947)	(2,199)	(4,025)
Engineering and product development expense (1)	21,063	23,887	24,198	29,209	29,428	53,175	82,835
Other general and administrative expense (1)	32,280	35,245	38,035	53,457	58,940	86,937	150,432
Goodwill impairment	—	—	—	35,400	1,650	—	37,050
Stock-based compensation expense (1)	2,945	2,494	2,650	2,376	2,712	7,491	7,738
Income tax (benefit) expense	1,233	584	151	(3,946)	(209)	2,249	(4,004)
Contribution (1)	$57,257	$65,732	$68,142	$34,096	$54,088	$138,089	$156,326
Total operating revenue	$115,062	$134,471	$151,265	$102,931	$112,609	$292,226	$366,265
Contribution margin (1)	49.8%	48.9%	45.0%	33.3%	48.0%	47.3%	42.7%
Adjusted EBITDA reconciliation:
Net income (loss)	$950	$4,569	$4,137	$(81,351)	$(36,486)	$(9,564)	$(113,700)
Net interest income and fair value adjustments	(1,214)	(1,047)	(1,029)	(1,049)	(1,947)	(2,199)	(4,025)
Acquisition and related expense (2)	937	733	293	293	294	1,634	880
Depreciation expense:
Engineering and product development	3,808	4,007	4,493	4,917	5,362	9,813	14,772
Other general and administrative	708	790	906	993	1,104	1,636	3,003
Amortization of intangible assets	1,256	1,256	1,256	1,180	1,163	4,075	3,599
Goodwill impairment	—	—	—	35,400	1,650	—	37,050
Stock-based compensation expense	13,479	13,664	15,021	13,447	17,922	37,558	46,390
Income tax (benefit) expense	1,233	584	151	(3,946)	(209)	2,249	(4,004)
Adjusted EBITDA	$21,157	$24,556	$25,228	$(30,116)	$(11,147)	$45,202	$(16,035)
Total operating revenue	$115,062	$134,471	$151,265	$102,391	$112,609	$292,226	$366,265
Adjusted EBITDA margin	18.4%	18.3%	16.7%	(29.4)%	(9.9)%	15.5%	(4.4)%
Notes:

(1)	Prior period amounts have been reclassified to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

						Nine Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2015	September 30, 2016
Adjusted net income (loss) reconciliation:
Net income (loss)	$950	$4,569	$4,137	$(81,351)	$(36,486)	$(9,564)	$(113,700)
Acquisition and related expense (1)	937	733	293	293	294	1,634	880
Stock-based compensation expense	13,479	13,664	15,021	13,447	17,922	37,558	46,390
Amortization of acquired intangible assets	1,256	1,256	1,256	1,180	1,163	4,075	3,599
Goodwill impairment	—	—	—	35,400	1,650	—	37,050
Income tax (benefit) expense	1,233	584	151	(3,946)	(209)	2,249	(4,004)
Adjusted net income (loss)	$17,855	$20,806	$20,858	$(34,977)	$(15,666)	$35,952	$(29,785)
Adjusted EPS - diluted	$0.04	$0.05	$0.05	$(0.09)	$(0.04)	$0.09	$(0.08)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	401,935	402,634	392,398	382,893	391,453	373,605	385,037
Other dilutive equity awards (3)	—	—	—	—	—	31,144	—
Non-GAAP diluted shares	401,935	402,634	392,398	382,893	391,453	404,749	385,037
Notes:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net income (loss) per share as their impact would have been anti-dilutive, but are included in adjusted net income (loss) per share as the impact was dilutive.